Exhibit 10.34

Loan Agreement of Maximum amount of RMB 26,000,000, between Changzhou City Wujin Best Appliances Co., Ltd. and Wujin Rural Commercial Bank, by mortgaging the land. The agreement term is from December 10, 2011 to December 9, 2014.